Exhibit 10.12

Annual Incentive Compensation Plan

The Annual Incentive Compensation Plan is designed as a team bonus and is not triggered unless the Company meets or exceeds its budgeted net income and earnings per share for fiscal 2006 (calculated after giving effect to any bonuses accrued under the Annual Incentive Compensation Plan and the Quarterly Incentive Bonus Plan).

The bonus team participants include Fletcher J. McCusker (Chief Executive Officer), Michael N. Deitch (Chief Financial Officer), William Boyd Dover (President), Craig A. Norris (Chief Operating Officer), Fred D. Furman (Executive Vice President and General Counsel), (the “Named Executive Officers”).

Individuals of the bonus team are eligible to receive a cash bonus as follows: (1) if net income and earnings per share exceeds budgeted target amounts by 1% to 5%, the cash bonus payable to each individual will be 25% of the individual’s 2006 base salary; and (2) if net income and earnings per share exceeds budgeted target amounts by more than 5%, the cash bonus payable to each individual will be 50% of the individual’s 2006 base salary.

Quarterly Incentive Bonus Plan

Each Named Executive Officer is eligible to receive a bonus under the Quarterly Incentive Bonus Plan. The Quarterly Incentive Bonus Plan is designed as a team bonus and is triggered if the Company meets or exceeds its budgeted net income and earnings per share for each quarter during the Company’s fiscal year (calculated after giving effect to any bonuses accrued under the Quarterly Incentive Bonus Plan and the Annual Incentive Compensation Plan). Individuals of the bonus team are eligible to receive a cash bonus of $5,000 for each quarter the bonus is triggered under the Quarterly Incentive Bonus Plan. The total annual amount each individual of the bonus team may receive under the Quarterly Incentive Bonus Plan is $20,000.